Exhibit 99.2

Investor Update - October 10, 2013
Note to Investors
This abbreviated Investor Update is being provided to communicate certain actual third quarter 2013 mainline and consolidated operating statistics.  It includes forecasted mainline and consolidated unit cost (excluding fuel), passenger unit revenue (PRASM), total unit revenue (RASM), estimated economic fuel cost per gallon, expected consolidated non-operating expense, and expected basic and diluted shares.

Unit revenue, unit cost and other financial forecasts are estimates only. Actual amounts reported may differ and are dependent on our normal quarter-end closing process.

A full Investor Update with information about fuel hedge positions, planned capital expenditures, fleet information, and share repurchase activity will be provided in connection with our third quarter earnings release scheduled for October 24, 2013.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Information about Non-GAAP Financial Measures
This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES - MAINLINE
Operating Statistics

	Q3 2013	Change Y-O-Y
Revenue passengers (in thousands)	5,366	7.6%
Traffic (RPMs in millions)	6,963	7.4%
Capacity (ASMs in millions)	8,027	8.2%
Load factor	86.8%	(0.6) pts
Forecast Information

	Forecast Q3 2013	Change Y-O-Y	Prior Guidance Sep 13, 2013
Passenger revenue per ASM (cents)(a)	11.92¢ - 11.97¢	~(2)%	N/A
Revenue per ASM (cents)(a)	14.11¢ - 14.16¢	~(0.5)%	N/A
Cost per ASM excluding fuel and special items (cents)	7.33¢ - 7.38¢	~2.5%	7.40¢ - 7.45¢
Fuel gallons (000,000)	104	~8%	103
Economic fuel cost per gallon(b)	$3.24	~ flat	$3.24

(a)
Alaska modified its affinity card agreement with Bank of America in July 2013. In connection with the application of relevant accounting standards, additional revenue associated with the modified agreement improved Mainline passenger revenue by $8 million (or a 0.8% increase to PRASM) and other revenue by $20 million (or a 1.8% increase to RASM). The $20 million increase in other revenue includes approximately $8 million related to miles sold in the first six months of 2013. In connection with the modified agreement we also expect to record a one-time favorable "special" revenue item in the third quarter of approximately $180 million, which is excluded from unit revenue above. The financial impact of the modified agreement is preliminary and subject to finalization.

(b)
Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions:  crude oil cost - $2.52 ($106 per barrel); refining margin - 46 cents, cost of settled hedges - 8 cents, with the remaining difference due to taxes and other into-plane costs.

AIR GROUP - CONSOLIDATED
Operating Statistics

	Q3 2013	Change Y-O-Y
Revenue passengers (in thousands)	7,395	6.4%
Traffic (RPMs in millions)	7,671	6.8%
Capacity (ASMs in millions)	8,867	7.2%
Load factor	86.5%	(0.3) pts

Forecast Information

	Forecast Q3 2013	Change Y-O-Y	Prior Guidance Sep 13, 2013
Passenger revenue per ASM (cents)(a)	13.14¢ - 13.19¢	~(1)%	N/A
Revenue per ASM (cents)(a)	15.35¢ - 15.40¢	~ flat	N/A
Cost per ASM excluding fuel and special items (cents)	8.16¢ - 8.21¢	~1.5%	8.20¢ - 8.25¢
Fuel gallons (000,000)	118	~7%	117
Economic fuel cost per gallon	$3.24	~ flat	$3.24
(a) Refer to note (a) in the Mainline forecast information for impacts to PRASM and RASM for the quarter.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $7 million to $8 million in the third quarter of 2013.
Share Count
We expect our weighted-average basic and diluted share counts will be 69.8 million and 70.7 million, respectively, for the third quarter of 2013.